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                                                      EXHIBIT 1
                                                   NEWS RELEASE


                     AK STEEL PRICES NOTE OFFERING



   MIDDLETOWN, OH, April 27, 1999--AK Steel (NYSE: AKS)said James
M. Banker, 42, was named to the new position of vice president - sales and marketing. He had been general manager, sales since 1992. Mr. Banker continues to report to Richard E. Newsted, executive vice president, commercial.

   Replacing Mr. Banker as general manager, sales is Douglas W.
Gant. The company also announced that Douglas W. Tyger was named general manager, customer technical services and Anita A.
Bugitzedes was named general manager, inside sales and shipping.

   Mr. Banker joined AK Steel's predecessor company in 1980 and advanced through a number of commercial assignments. He holds an A.B. degree in government from Harvard University.

   AK Steel produces carbon and stainless flat-rolled steel for automotive, appliance, construction and other markets. The company employs about 5,800 people in plants and offices in Middletown, Ashland, Kentucky, and Rockport, Indiana.